UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)


                                    867931305
                                 (CUSIP Number)


                                February 27, 2008
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

         CUSIP No.: 867931305
======== =======================================================================
1        NAME OF REPORTING PERSONS
         China Poly Group Ltd.
======== =======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [X]
                                                                       (b)  [ ]
======== =======================================================================
3        SEC USE ONLY
======== =======================================================================
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         The People's Republic of China
================================== ======= =====================================
                                   5       SOLE VOTING POWER

                                           -0-
                                   ======= =====================================
                                   6       SHARED VOTING POWER
            NUMBER OF
             SHARES                        2,148,296 shares of Common Stock
          BENEFICIALLY             ======= =====================================
            OWNED BY               7       SOLE DISPOSITIVE POWER
         EACH REPORTING
          PERSON WITH:                     -0-
                                   ======= =====================================
                                   8       SHARED DISPOSITIVE POWER

                                           2,501,361 shares of Common Stock
======== =======================================================================
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,501,361 shares of Common Stock
======== =======================================================================
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                           [ ]
         EXCLUDES CERTAIN SHARES
======== =======================================================================
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.2% of Common Stock
======== =======================================================================
12       TYPE OF REPORTING PERSON
         OO - limited liability company
======== =======================================================================

         CUSIP No.: 867931305
======== =======================================================================
1        NAME OF REPORTING PERSONS
         Hunchun Baoli Communications Co., Ltd.
======== =======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [X]
                                                                       (b)  [ ]
======== =======================================================================
3        SEC USE ONLY
======== =======================================================================
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         The People's Republic of China
================================== ======= =====================================
                                   5       SOLE VOTING POWER

                                           -0-
                                   ======= =====================================
                                   6       SHARED VOTING POWER
            NUMBER OF
             SHARES                        2,148,296 shares of Common Stock
          BENEFICIALLY             ======= =====================================
            OWNED BY               7       SOLE DISPOSITIVE POWER
         EACH REPORTING
          PERSON WITH:                     -0-
                                   ======= =====================================
                                   8       SHARED DISPOSITIVE POWER

                                           2,148,296 shares of Common Stock
======== =======================================================================
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,148,296 shares of Common Stock
======== =======================================================================
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                           [ ]
         EXCLUDES CERTAIN SHARES
======== =======================================================================
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         12.2% of Common Stock
======== =======================================================================
12       TYPE OF REPORTING PERSON
         OO - limited liability company
======== =======================================================================

         CUSIP No.: 867931305
======== =======================================================================
1        NAME OF REPORTING PERSONS
         Baoli Investment Group Ltd.
======== =======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [X]
                                                                       (b)  [ ]
======== =======================================================================
3        SEC USE ONLY
======== =======================================================================
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         The People's Republic of China
================================== ======= =====================================
                                   5       SOLE VOTING POWER

                                           -0-
                                   ======= =====================================
                                   6       SHARED VOTING POWER
            NUMBER OF
             SHARES                        -0-
          BENEFICIALLY             ======= =====================================
            OWNED BY               7       SOLE DISPOSITIVE POWER
         EACH REPORTING
          PERSON WITH:                     -0-
                                   ======= =====================================
                                   8       SHARED DISPOSITIVE POWER

                                           600,000 shares of Common Stock
======== =======================================================================
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         600,000 shares of Common Stock
======== =======================================================================
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                           [ ]
         EXCLUDES CERTAIN SHARES
======== =======================================================================
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.4% of Common Stock
======== =======================================================================
12       TYPE OF REPORTING PERSON
         OO - limited liability company
======== =======================================================================

         CUSIP No.: 867931305
======== =======================================================================
1        NAME OF REPORTING PERSONS
         Mr. Xiaoxiong Zhang
======== =======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [X]
                                                                       (b)  [ ]
======== =======================================================================
3        SEC USE ONLY
======== =======================================================================
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         The People's Republic of China
================================== ======= =====================================
                                   5       SOLE VOTING POWER

                                           -0-
                                   ======= =====================================
                                   6       SHARED VOTING POWER
            NUMBER OF
             SHARES                        2,148,296 shares of Common Stock
          BENEFICIALLY             ======= =====================================
            OWNED BY               7       SOLE DISPOSITIVE POWER
         EACH REPORTING
          PERSON WITH:                     -0-
                                   ======= =====================================
                                   8       SHARED DISPOSITIVE POWER

                                           3,101,361 shares of Common Stock
======== =======================================================================
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,101,361 shares of Common Stock
======== =======================================================================
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                           [ ]
         EXCLUDES CERTAIN SHARES
======== =======================================================================
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         17.6% of Common Stock
======== =======================================================================
12       TYPE OF REPORTING PERSON
         IN
======== =======================================================================

Item 1.

(a) The name of the issuer is Superconductor Technologies Inc., a Delaware corporation.

(b) The address of the issuer's principal executive offices is 460 Ward Drive, Santa Barbara, California 93111.

Item 2.

(a)-(c)  This report is being filed by:

         (i) China Poly Group Ltd. ("China Poly Group"), a limited liability company organized under the laws of the People's Republic of China (the "PRC"); 3/F, Block B, Tongfang Information Harbor, 11 Langshan, Nanshan District, Shenzhen, China 518057;

         (ii) Hunchun Baoli Communications Co., Ltd., a PRC limited liability company ("Hunchun Baoli"); 1/F, Block D, Longhai Building, Hunchun, Jilin, China 133300;

         (iii) Baoli Investment Group Ltd., a PRC limited liability company ("Baoli Investment"); Suite 1401, 14/F, Word Commerce Centre, Harbour City, 7-11 Canton Road, Tsimshatusi, Kowloon, Hong Kong; and

         (iv) Xiaoxiong Zhang ("Mr. Zhang"); 3/F, Block B, Tongfang Information Harbor, 11 Langshan, Nanshan District, Shenzhen, China 518057. Mr. Zhang is a citizen of the PRC.

         The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

(d)-(e) This report covers the issuer's Common Stock, par value $0.001 per share. The CUSIP number of the Common Stock is 867931305.

Item 3.

Not applicable.

Item 4.  Ownership.

         The information required by Item 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person. The percentages of beneficial ownership of the Reporting Persons are based on 17,612,775 shares of total outstanding Common Stock as of August 1, 2008, as reported on the issuer's Form 10-Q filed on August 12, 2008.

         Collectively, China Poly Group, Hunchun Baoli, and Baoli Investment are the beneficial owners of a total of 3,101,361 shares of Common Stock of the issuer. As the ultimate parent company of Hunchun Baoli, China Poly Group may be deemed to beneficially own 2,148,296 shares of Common Stock held directly by Hunchun Baoli, its indirect wholly-owned subsidiary, in addition to the 353,065 shares of Common Stock held directly by it. Mr. Zhang, by virtue of his status as the majority and controlling shareholder of China Poly Group, may be deemed to beneficially own all of the shares of Common Stock beneficially owned by China Poly Group as described in the foregoing. In addition, pursuant to an understanding between Mr. Zhang and Baoli Investment, Mr. Zhang has shared dispositive power with respect to the 600,000 shares of Common Stock held directly by Baoli Investment Group Ltd. and may be deemed to have beneficial ownership with respect to those shares.

         The 353,065 shares of Common Stock held directly by China Poly Group and the 600,000 shares of Common Stock held directly by Baoli Investment are subject to an Irrevocable Proxy and Voting Agreement pursuant to which the holders granted to the issuer exclusively all of their respective voting rights in respect of the shares, and the holders therefore have no voting power with respect to those shares.

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than 5 Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

================================================================================

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:    August 14, 2008                 CHINA POLY GROUP LTD.

                                         By: /s/ Xiaoxiong Zhang
                                             -----------------------------------
                                             Xiaoxiong Zhang,
                                             its Chairman


                                         HUNCHUN BAOLI COMMUNICATIONS CO., LTD.

                                         By: /s/ Xiaomeng Zhang
                                             -----------------------------------
                                             Xiaomeng Zhang,
                                             its Chairman


                                         BAOLI INVESTMENT GROUP LTD.

                                         By: /s/ Shihai Deng
                                             -----------------------------------
                                             Shihai Deng,
                                             its Chairman


                                         XIAOXIONG ZHANG

                                         /s/ Xiaoxiong Zhang
                                         ---------------------------------------
                                         Xiaoxiong Zhang, individually

                                    Exhibit 1
                                    ---------

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


Date:    August 14, 2008                 CHINA POLY GROUP LTD.

                                         By: /s/ Xiaoxiong Zhang
                                             -----------------------------------
                                             Xiaoxiong Zhang,
                                             its Chairman


                                         HUNCHUN BAOLI COMMUNICATIONS CO., LTD.

                                         By: /s/ Xiaomeng Zhang
                                             -----------------------------------
                                             Xiaomeng Zhang,
                                             its Chairman


                                         BAOLI INVESTMENT GROUP LTD.

                                         By: /s/ Shihai Deng
                                             -----------------------------------
                                             Shihai Deng,
                                             its Chairman


                                         XIAOXIONG ZHANG

                                         /s/ Xiaoxiong Zhang
                                         ---------------------------------------
                                         Xiaoxiong Zhang, individually